                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[X] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                          INTERNATIONAL COMPUTEX,INC.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)



Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    --------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                         INTERNATIONAL COMPUTEX, INC.
                   5500 INTERSTATE NORTH PARKWAY, SUITE 507
                          ATLANTA, GEORGIA 30328-4662

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of INTERNATIONAL COMPUTEX, INC. will be held at J. W. Marriott at Lenox, 3300 Lenox Road, N.E., Atlanta, Georgia, on Tuesday, April 21, 1998 at 4:30 p.m. for the following purposes:

  1. To elect directors for the ensuing year;

  2. To consider and vote upon an amendment to the Company's 1996 Stock Option Plan to increase the base number of shares of Common Stock that may be subject to options granted under that Plan from 500,000 Shares to 900,000 Shares; and

  3. To transact such other business as may properly come before the meeting.

  Only stockholders of the Company of record at the close of business on March 12, 1998 will be entitled to vote at the meeting.

  Stockholders are requested to vote, date, sign and mail their proxies in the form enclosed even though they now plan to attend the meeting. If stockholders are present at the meeting, their proxies may be withdrawn, and they may vote personally on all matters brought before the meeting, as described more fully in the enclosed Proxy Statement.

                                          By Order of the Board of Directors

                                          Haim E. Dahan
                                          Chief Executive Officer

April 1, 1998


                                   IMPORTANT

   WE HOPE YOU WILL ATTEND THE STOCKHOLDERS' MEETING. IN ORDER THAT THERE MAY BE A PROPER REPRESENTATION AT THE MEETING, EACH STOCKHOLDER IS REQUESTED TO SEND IN HIS OR HER PROXY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ATTENTION TO THIS REQUEST WILL REDUCE THE COMPANY'S EXPENSE IN SOLICITING PROXIES.

                         INTERNATIONAL COMPUTEX, INC.
                   5500 INTERSTATE NORTH PARKWAY, SUITE 507
                          ATLANTA, GEORGIA 30328-4662

                                PROXY STATEMENT
                        ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 21, 1998

  The annual meeting of International CompuTex, Inc. (the "Company") will be held on April 21, 1998 for the purposes set forth in the accompanying Notice. The only matters that the Board of Directors of the Company intends to present are the election of directors and the amendment of the 1996 Stock Option Plan of the Company. It is anticipated that this Proxy Statement and accompanying proxy card will be first mailed to stockholders on or about April 1, 1998.

  The enclosed proxy is solicited by the Board of Directors of the Company. If the proxy in such form is properly executed and returned, the shares represented thereby will be voted in accordance with its terms. If no choices are specified, the proxy will be voted--

  FOR--Election of directors nominated by the Board of Directors, and

  FOR--Adoption of proposed amendment to the Company's 1996 Stock Option Plan to increase the base number of shares of Common Stock that may be subject to options granted under that Plan from 500,000 Shares to 900,000 Shares.

  In addition, a properly executed and returned proxy card gives the authority to vote in accordance with the proxy-holders' best judgment on such other business as may properly come before the meeting. Any proxy given pursuant to this solicitation may be revoked, either by a written notice of revocation or by a later proxy, in either case furnished to the Secretary of the Company in writing prior to the meeting. Attendance at the annual meeting will not automatically revoke a proxy, but a stockholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

                     RECORD DATE AND VOTING OF SECURITIES

  The Board of Directors has fixed the close of business on March 12, 1998 as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting. On that date the Company had outstanding and entitled to vote a total of 3,575,940 shares of Common Stock.

  Each outstanding share of Common Stock is entitled to one vote on all matters to be brought before this meeting. Directors will be elected by the affirmative vote of a plurality of the votes cast at the meeting. The proposed increase in the number of shares authorized under the 1996 Stock Option Plan also requires the affirmative vote of a majority of the shares represented at the meeting. According to the By-Laws of the Company, a one-third quorum of 1,191,980 shares of Common Stock is required to be present or represented by proxy at the meeting in order to conduct the business expected to come before the meeting.

                             ELECTION OF DIRECTORS

  The directors of the Company are elected annually to hold office until the election and qualification of their successors at the next Annual Meeting. The persons named in the enclosed proxy card intend to vote for the election of the following six individuals: Leo Benatar, Haim E. Dahan, Lawrence D. Duckworth, Michael J. Galvin, Hugh E. Sawyer and Patricia Tuxbury Salem, the director nominees. In the event any of these individuals should be unavailable to serve as a director, the proxy will be voted in accordance with the best judgment of the person or persons acting under it. The Board of Directors has no reason to believe that any director nominees will be unavailable for election as a director.

  The nominees for directors, their ages, their principal occupations for at least the past five years, other public company directorships held by them and the year each was first elected a director of the Company are set forth below.

                                                                        YEAR FIRST
                                       PRINCIPAL OCCUPATION;             ELECTED
NAME OF NOMINEE          AGE               DIRECTORSHIPS                 DIRECTOR
---------------          ---           ---------------------            ----------
Leo Benatar.............  68 Associated Consultant, A. T. Kearney, Inc.    1997
Haim E. Dahan...........  37 Chairman of the Board and Chief Executive     1993
                              Officer of Company
Lawrence D. Duckworth...  51 President and Chief Operating Officer of       *
                              Company
Michael J. Galvin.......  32 Vice President of Research and                1993
                              Development of the Company
Patricia Tuxbury Salem..  34 Director of Product Data Management           1993
                              Services and Treasurer of the Company
Hugh E. Sawyer..........  43 President and Chief Executive Officer of      1997
                              National Linen Service

--------
* Mr. Duckworth does not currently serve on the Board of Directors.

  Mr. Benatar has been a director of the Company since shortly after the consummation of the Company's initial public offering. Mr. Benatar has been an Associated Consultant with A. T. Kearney since May 1996. From June 1995 until May 1996, Mr. Benatar was Chairman of the Board of Engraph, Inc., a manufacturer of packaging and product identification materials. Before June 1995, Mr. Benatar served as Chairman of the Board, President and Chief Executive Officer of Engraph, Inc. for more than five years. Engraph, Inc. was acquired by Sonoco Products Company, a manufacturer of packaging and product identification materials in October 1993, and Mr. Benatar served as Senior Vice President and a director of Sonoco Products Company from October 1993 until May 1996. Mr. Benatar is also a director of Interstate Bakeries Corporation, Aaron Rents, Inc., Paxar Corporation, Mohawk Industries and Johns Manville Corporation. From January 1, 1994 until December 31, 1995, Mr. Benatar also served as Chairman of the Federal Reserve Bank of Atlanta.

  Mr. Dahan founded the Company in 1991 and has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since January 1993. Prior to such time, from November 1989 to October 1992, Mr. Dahan Was a technical specialist for AGS Information Services, Inc. Mr. Dahan received his M.Sc. in Mathematics and Computer Science from Ben-Gurion University, Israel in 1986.

  Mr. Duckworth joined the Company in December 1997. Prior to that time, he was Software Group President of Carreker Antinori, Inc., a financial industry software solutions company based in Dallas, Texas from February 1997 to November 1997, CEO of Antinori Software, Inc., a banking industry software company located in Atlanta, Georgia, from October 1995 to January 1997 and CEO of Momentum Software, Inc., a messaging middleware software company based in Boston, Massachusetts, from August 1993 to September 1995. From March 1985 to April 1993 Mr. Duckworth served as President of Intercomputer Communications Corp., a data communication company located in Cincinnati, Ohio. Mr. Duckworth received a B.A. degree in Economics from Marshall University in 1969 and a M.B.A degree from Virginia Polytechnic Institute and State University in 1973.

  Mr. Galvin joined the Company in August 1993 as Technical Director and is currently the Vice-President of Research and Development. Prior to joining the Company, Mr. Galvin was a Senior Analyst with Worldspan from March 1991 to August 1993. Prior to such time, from January 1989 to March 1991, Mr. Galvin worked as a consultant for AGS Information Services, Inc., where he worked on the development of IBM's ProductManager. Mr. Galvin received a Bachelor of Science degree in Computer Science from the Southern College of Technology in 1988.

  Ms. Salem joined the Company in June 1993 as Systems Analyst and has served as Treasurer of the Company since that time. She currently serves as Director of Product Data Management Services for the Company. From February 1990 to May 1993, Ms. Salem worked as a consultant for AGS Information Services, Inc., where she focused on the development of software for the manufacturing sector and specialized in product data management (PDM). Ms. Salem graduated from the University of Vermont in 1985 with a Bachelor of Science degree in Electrical Engineering.

  Mr. Sawyer has been a director of the Company since shortly after the consummation of the Company's initial public offering. Mr. Sawyer has served as President and CEO of National Linen Service, Inc., a $350 million annual sales subsidiary of National Service Industries, based in Atlanta, Georgia, since February 1996. From March 1995 to January 1996, he served as President of The Cunningham Group, a graphic arts company based in Atlanta, Georgia. From 1988 to March 1995, Mr. Sawyer was President of Wells Fargo Armored Service Corp. (a subsidiary of Borg-Warner Corp.), a security company based in Atlanta, Georgia. Mr. Sawyer is also a director of Guardian Technologies, Inc.

  During 1997, the Board of Directors held three meetings and acted by unanimous written consent in lieu of a meeting on eleven occasions. No director of the Company attended fewer than 75% of the total meetings of the Board of Directors and committee meetings on which such Board member served and was eligible to attend during this period.

  The Board of Directors has an Audit Committee, which consists of Messrs. Benatar and Sawyer. The functions of the Audit Committee include recommending independent public accountants to the Company, reviewing the scope and results of the independent public accountants' audit, and monitoring the adequacy of the Company's accounting, financial and operating controls. Established August 27, 1997, the Audit Committee held no formal meetings during 1997.

  The Company has a Stock Option Committee, consisting of Mr. Dahan, Mr. Galvin and Ms. Salem. During 1997, this Committee held no formal meetings and acted by written consent on one occasion. The functions of this Committee are to grant options and establish the terms of those options for Company employees other than directors and executive officers.

  The Company has a Compensation Committee, consisting of Messrs. Benatar and Sawyer, described below in "Certain Information Regarding Executive Officers and Directors--Report on Executive Compensation." The Compensation Committee, whose duties include granting stock options to executive officers and directors (excluding outside directors) and establishing the terms of those options, held no formal meetings, but met informally on several occasions during 1997. Established August 27, 1997, the Compensation Committee acted by written consent on two occasions during 1997 relating solely to stock option grants. The Board has no nominating committee or any other committee performing similar functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE SIX BOARD NOMINEES FOR DIRECTOR.

                              SECURITY OWNERSHIP

FIVE PERCENT STOCKHOLDERS

  The only persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock of the Company are those set forth below. Unless otherwise noted, this information is as of March 12, 1998.

                                SHARES
       NAME AND ADDRESS      BENEFICIALLY        PERCENT
     OF BENEFICIAL OWNER        OWNED          OF CLASS(1)
     -------------------     ------------      -----------
   Haim E. Dahan...........   1,707,468(2)(3)     47.7%
    5500 Interstate North
     Parkway
    Suite 507
    Atlanta, Georgia 30328-
     4662
   Michael J. Galvin.......     331,171(2)         9.3%
    5500 Interstate North
     Parkway
    Suite 507
    Atlanta, Georgia 30328-
     4662
   Patricia Tuxbury Salem..     275,973(2)         7.7%
    201 McCullough Drive
    Suite 300
    Charlotte, North
     Carolina 28262
   Thybo New Ventures
    Limited................     300,000(3)         8.4%
    Par LaVille Place
    14 Par LaVille Road
    Hamilton HM JK, Bermuda

--------
(1) Based on a total of 3,575,940 shares of Common Stock outstanding.

(2) Messrs. Dahan and Galvin and Ms. Salem have granted rights to purchase 77,736, 18,291 and 15,243 of their shares, respectively, to individuals holding warrants issued in connection with the Company's Senior Debentures financing in January 1997.

(3) Mr. Dahan holds, for a period of two years commencing February 2, 1998, sole voting rights as to the 300,000 shares held by Thybo New Ventures Limited ("Thybo"). Accordingly, those shares are included as shares beneficially owned by Mr. Dahan and by Thybo.

DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the shares of Common Stock of the Company beneficially owned by each nominee for director and by all directors and executive officers as a group as of March 12, 1998. The statements as to securities beneficially owned are, in each instance, based upon information provided by the person(s) concerned.

                                  SHARES
    NAME OF BENEFICIAL OWNER   BENEFICIALLY        PERCENT
    OR DESCRIPTION OF GROUP       OWNED          OF CLASS(1)
    ------------------------   ------------      -----------
   DIRECTOR NOMINEES:
   Leo Benatar...............       2,500            0.1%
   Haim E. Dahan.............   1,707,468(2)(3)     47.7%
   Lawrence D. Duckworth.....       4,000            0.1%
   Michael J. Galvin.........     331,171(2)         9.3%
   Patricia Tuxbury Salem....     275,973(2)         7.8%
   Hugh E. Sawyer............       1,000            --
   All Directors and
    Executive Officers          2,344,190(4)        65.2%
     as a Group (10 Persons).

--------
(1) Based on a total of 3,575,940 shares of Common Stock outstanding, plus any shares issuable pursuant to options held by the person or group in question that may be exercised within 60 days.

(2) Messrs. Dahan and Galvin and Ms. Salem have granted rights to purchase 77,736, 18,291 and 15,243 of their shares, respectively, to individuals holding warrants issued in connection with the Company's Senior Debentures financing in January 1997.

(3) Mr. Dahan holds, for a period of two years commencing February 2, 1998, sole voting rights as to the 300,000 shares held by Thybo New Ventures Limited.

(4) Includes 22,078 shares subject to options exercisable within 60 days, as well as the 300,000 shares described in footnote (3).

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Officers, directors and holders of more than 10% of the Common Stock are required under regulations promulgated by the Commission to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review by the Company of filings of Forms 3 and 4, the Company believes that all of the reports required to be filed under Section 16(a) during 1997 were filed on a timely basis.

        CERTAIN INFORMATION REGARDING EXECUTIVE OFFICERS AND DIRECTORS

EXECUTIVE COMPENSATION

  The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of the Company's Chief Executive Officer for 1995, 1996 and 1997. There were no other executive officers of the Company (determined as of December 31, 1997) whose annual cash compensation exceeded $100,000 during 1997.

                          SUMMARY COMPENSATION TABLE

                                                          LONG-TERM
                                                        COMPENSATION
                                             BONUS OR   AWARDS/NUMBER
                                   ANNUAL  OTHER ANNUAL   OF OPTION    ALL OTHER
    NAME AND PRINCIPAL      FISCAL SALARY  COMPENSATION    SHARES     COMPENSATION
    POSITION                 YEAR    ($)       ($)         GRANTED       ($)(1)
    ------------------      ------ ------- ------------ ------------- ------------
   Haim E. Dahan...........  1997  119,000     -0-           -0-         9,500(2)
    Chairman of the Board    1996   60,000     -0-           -0-         1,500(2)
    and Chief Executive
     Officer                 1995   55,128     -0-           -0-         2,713(2)

--------
(1) Includes matching payments made on behalf of Mr. Dahan into his account under the Company's 401(k) Plan during the year.

(2) The aggregate amount of perquisites and other personal benefits, securities or property given to Mr. Dahan, valued on the basis of aggregate incremental cost to the Company, was less than $50,000 or 10% of his total salary and bonus during each of these years.

EMPLOYMENT AGREEMENTS

  The Company currently has no written employment or compensation agreement with Mr. Dahan. The members of the Compensation Committee agreed to increase Mr. Dahan's annual salary to $180,000 effective March 1, 1998.

STOCK OPTION PLANS

  The Board of Directors has reserved a total of 500,000 shares of Common Stock for issuance under the Company's 1996 Stock Option Plan (the "1996 Option Plan"), which was adopted effective December 20, 1996, and the Company's 1995 Restricted Nonqualified Incentive Stock Option Plan (the "1995 Option Plan"), which was terminated in December 1996. At March 16, 1998, 398,073 shares of Common Stock were subject to outstanding options under these Plans at a weighted average exercise price of $4.99 per share. Of the 500,000 total authorized shares, 101,237 shares remain available for future grant under the 1996 Option Plan. Options may be granted to employees (including officers), consultants, advisors and directors, although only employees and directors and officers who are also employees may receive "incentive stock options" intended to qualify for certain tax treatment. The exercise price of incentive stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price of nonqualified stock options is not subject to any limitation. Options granted under the Option Plans generally vest over a four-year period and have a term of ten years.

  The 1996 Option Plan provides for the automatic grant of stock options to directors of the Company who are not employees of the Company or any parent or subsidiary corporation of the Company ("Outside directors"). Under the 1996 Option Plan, each Outside Director will be granted, automatically on the effective date of his or her election to the Board, an option to purchase 5,000 shares of Common Stock, and an additional option to purchase 3,000 shares of Common Stock on each subsequent anniversary of that date. The exercise price of each such option will equal the fair market value of the Common Stock on the date of grant, and the term of each option will be five years. Each of the two initial Outside Directors, Messrs. Benatar and Sawyer, has received the initial grant of 5,000-share options.

  Options granted under the 1996 Option Plan are nontransferable. Options generally are exercisable only while the option holder remains employed or otherwise affiliated with the Company, and for a limited period of time after termination of employment or affiliation. Options held by certain individuals also contain a provision restricting them from selling shares acquired upon exercise of those options for a period of one year following the closing date of the Company's initial public offering.

  The 1996 Option Plan is proposed to be amended to increase the base number of authorized shares from 500,000 shares to 900,000 shares. See "Amendment of 1996 Stock Option Plan," below.

  The 1996 Option Plan and 1995 Option Plan are administered by two Committees, the Stock Option Committee, consisting of Mr. Dahan, Mr. Galvin and Ms. Salem, and by the Compensation Committee, consisting of Messrs. Benatar and Sawyer, which acts under the 1996 Option Plan as the "Special Stock Option Committee."

  The members of the Compensation Committee are not eligible to participate in the 1996 Option Plan, except pursuant to the formula option grant program for Outside Directors under the 1996 Option Plan, as described above. The Compensation Committee consists of "disinterested persons" as defined in Rule 16b-3 under the Exchange Act. The members of the Stock Option Committee are eligible to receive options only if granted by the Compensation Committee. Under the Plans, the functions of these Committees are to grant options and establish the terms of those options, as well as to construe and interpret their respective Plans and to adopt rules in connection therewith.

STOCK OPTION GRANTS AND EXERCISES

  Mr. Dahan does not hold and has never held any options to purchase Common Stock. Because he neither received any stock option grants during 1997, nor exercised any stock options during that year, and because he did not hold any options as of the end of 1997, there is not required to be included in this Proxy Statement any tabular information regarding stock option grants or exercises or tabular information about outstanding stock options. See "Amendment of 1996 Stock Option Plan," below, for further information about outstanding stock options and the terms of the 1996 Option Plan, which is proposed to be amended.

CERTAIN TRANSACTIONS

  Effective February 2, 1998, the Company sold 300,000 shares of Common Stock to Thybo New Ventures Limited, a Bermuda corporation ("Thybo"), resulting in that corporation holding in excess of 5% of the outstanding Common Stock of the Company. On or about January 23, 1998, the Company entered into a Strategic Business Alliance Agreement with Information Handling Services ("IHS"), an affiliate of Thybo, providing for a joint sales relationship between the two companies. It is anticipated by the Company that this relationship will result in a number of mutually advantageous customer transactions involving both the Company and IHS, but the extent of such transactions cannot be determined at this time.

  At the time of the Company's initial public offering, the Subchapter S tax status of the Company was terminated. In connection with termination of Subchapter S status, the prospectus in the initial public offering disclosed the anticipated distribution of approximately $2.4 million of accumulated earnings to the five stockholders of the Company, which included Messrs. Dahan and Galvin and Ms. Salem, who currently are directors and executive officers of the Company. The actual amount distributed to these stockholders was approximately $2.36 million. In March 1998, the Board of Directors (with Messrs. Dahan and Galvin and Ms. Salem abstaining) approved an amendment to the agreement that provided for termination of Subchapter S status. Previously, that agreement had provided for a distribution equal to the accumulated adjustment account of the Company as of the date of Subchapter S termination. The amendment conformed the agreement to the intentions of the parties and the disclosures in the prospectus by providing that the distribution would be equal to stockholders' equity as of the termination date.

DIRECTOR COMPENSATION

  Directors of the Company do not receive any cash compensation for serving on the Board or any Committee of the Board, or for attending Board or Committee meetings. Directors are eligible to receive stock option grants under the Company's 1996 Option Plan. Under the terms of that Plan, Directors who are not employed by the Company automatically receive stock option grants of 5,000 shares when initially elected to the Board, then additional options, of 3,000 shares each, annually thereafter. The exercise price per share under these options is equal to the fair market value of the Common Stock on the date of grant. These options become exercisable in annual installments, commencing one year after the date of grant, and expire five years after the date of grant. They terminate 90 days after the Director ceases to serve on the Board of the Company (one year in the event such termination results from death or disability). Under this program, Messrs. Benatar and Sawyer each received options to purchase 5,000 shares of Common Stock in 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Messrs. Benatar and Sawyer have been selected by the Board of Directors to serve on the Compensation Committee. Neither Mr. Benatar nor Mr. Sawyer is or has ever been an officer or employee of the Company, nor has either Mr. Benatar or Mr. Sawyer ever had any relationship with the Company requiring disclosure under this caption. No executive officer of the Company serves on the compensation committee (or committee or other body performing equivalent functions) of any other entity.

REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors (comprised of the Company's two non-employee directors) has full authority to establish all elements of compensation for the Chief Executive Officer. For executive officers other than the Chief Executive Officer, the Committee reviews and approves the recommendations of the Chief Executive Officer in regard to individual officer salaries, bonus financial performance goals, bonus allocations, and stock option grants. The Committee also reviews guidelines for compensation, bonus and stock option grants for non-officer employees.

  Executive Compensation Philosophy. The Committee believes that a compensation program that enables the Company to attract and retain outstanding executives will assist the Company in meeting its long-range objectives, thereby serving the interest of the Company's Stockholders. The compensation program of the Company is designed to achieve the following objectives:

    1. Provide compensation opportunities that are competitive with those of companies of a similar size.

    2. Create a strong link between the executive's compensation and the Company's annual and long-term financial performance.

    3. Include above average elements of financial risk through performance-based incentive compensation that offers an opportunity for above average financial reward to the executives.

  Base Salaries. The Company's executive officers receive base salaries as compensation for the skills, knowledge and experience that they bring to their positions. Base salaries paid to the Company's executive officers are intended to be maintained at a competitive level with companies of a similar size. In order to assess competitive rates, the Committee utilizes compensation surveys of executives with similar job functions and responsibilities in the computer software industry. With respect to base salaries, the Committee has endeavored to achieve competitive rates by targeting the approximate midpoint of the range of base salaries for comparable positions. Within this overall policy, the Committee has preserved the flexibility to make exceptions where individual circumstances dictate.

  Annual Incentive Bonuses. The Compensation Committee in conjunction with the Chief Executive Officer establishes aggressive revenue and profit goals as an incentive for superior individual and corporate performance. Likewise, stock option grants to officers and other employees promote success by aligning employee financial interests with long-term shareholder value. Stock option grants are based on various subjective factors primarily relating to the responsibilities of the individual officers and employees, and also to their expected future contributions and prior option grants.

  As noted above, the Company's compensation policy is primarily based upon the practice of pay-for-performance. Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of nonperformance-based compensation in excess of $1 million paid to executive officers required to be named in the proxy statement of the Company. The Committee currently believes that the Company should be able to continue to manage its executive compensation for such executive officers so as to preserve the related federal income tax deductions.

  Chief Executive Officer Compensation. The Compensation Committee annually reviews and approves the compensation of Haim E. Dahan, the Chief Executive Officer. In accordance with the compensation philosophy and process described above, the Committee set Mr. Dahan's base annual salary, effective March 1, 1998, at $180,000. The Committee believes Mr. Dahan is paid a reasonable salary, and any potential bonus is based on the same corporate financial goals as the other officers of the Company. In addition, Mr. Dahan is the largest stockholder in the Company, and to the extent his performance as CEO translates into an increase in the value of the Company's stock, all stockholders, including him, share the benefits.

                                          COMPENSATION COMMITTEE

                                          Leo Benatar
                                          Hugh E. Sawyer

                      AMENDMENT OF 1996 STOCK OPTION PLAN

GENERAL

  On February 18, 1998, the Board of Directors approved, subject to stockholder approval, an amendment to the 1996 Option Plan that would increase the base number of shares of Common Stock that may be subject to options granted under the 1996 Option Plan by 400,000 shares, from 500,000 shares to 900,000 shares. In each case, the "base number" of authorized shares is reduced by the number of shares subject to options currently outstanding or previously exercised under the 1995 Option Plan.

  Of the 500,000 shares authorized as of March 16, 1998, 25,940 shares have been purchased pursuant to the exercise of stock options and 398,073 shares were subject to outstanding options under the two option plans, leaving only 101,237 shares available for new options under the 1996 Option Plan. In addition, the Company provided to Lawrence D. Duckworth, when he was elected President of the Company in December 1997, certain assurances that he would receive stock option grants of up to 300,000 shares at such time as the 1996 Option Plan is amended, subject to Compensation Committee approval at that time. Fifty percent of those option grants would be tied to satisfaction of certain performance targets that have not yet been established by the Board of Directors or Compensation Committee. The proposed amendment would increase the number of available shares under the 1996 Option Plan to 501,237 shares, calculated as of March 16, 1998. If Mr. Duckworth receives grants of 300,000 option shares, the amount of available option shares would be reduced to 201,237 shares as of that date.

  The following summary of the 1996 Option Plan is qualified in its entirety by reference to the full text of the 1996 Option Plan, which governs in the event of any conflict. Copies of the 1995 and 1996 Option Plans are available from the Company, upon written request, to the attention of Ralph E. Walter, Chief Financial Officer, International CompuTex, Inc., 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328-4662.

  Options outstanding under the 1995 Option Plan are, in each case, expressly governed by the terms of the 1996 Option Plan. Accordingly, the terms of the 1995 Option Plan are not summarized below.

PURPOSE OF 1996 PLAN

  The purpose of the 1996 Option Plan is to attract and retain the best available talent and encourage the highest level of performance by executive officers, key employees, directors, advisors and consultants, and to provide them with incentives to put forth maximum efforts for the success of the Company's business in order to serve the best interests of the Company.

SHARES SUBJECT TO THE 1996 OPTION PLAN

  As of March 12, 1998, there were 93,156 shares available for option grants under the 1996 Option Plan and 380,904 shares subject to outstanding options granted under the 1996 Option Plan and the 1995 Option Plan. The terms of the Plan provide that if an option under either Plan expires or is canceled without having been fully exercised, the shares subject to the unexercised portion of such option will be available for future grant under the 1996 Option Plan.

CURRENTLY OUTSTANDING OPTIONS

  The following table sets forth the number of stock options currently outstanding under the 1995 Option Plan and the 1996 Option Plan and held by
(a) each director nominee, (b) all executive officers as a group, (c) all current directors who are not executive officers as a group, and (d) all employees, including officers who are not executive officers, as a group. Haim
E. Dahan, the only executive officer named in the compensation table above, holds no stock options. No persons who could be deemed to be associates of executive officers or director nominees hold any stock options.

                                                         NUMBER OF OPTIONS HELD
                                                         ----------------------
    DIRECTOR NOMINEES HOLDING STOCK OPTIONS
    Leo Benatar.........................................          5,000
    Lawrence D. Duckworth...............................              0(1)
    Hugh E. Sawyer......................................          5,000
    All executive officers, as a group..................        114,155(1)
    All current directors who are not executive
     officers, as a group...............................         10,000
    All employees other than executive officers, as a
     group..............................................        274,807

--------
(1) Mr. Duckworth, an executive officer of the Company, has received certain assurances, at the time he was elected President of the Company in December 1997, that when the 1996 Option Plan is amended he would receive options to purchase up to 300,000 shares of Common Stock, subject to the approval of the Compensation Committee. It is anticipated that the exercisability of 50% of such options will be tied to achievement of certain performance goals by the Company.

ADMINISTRATION

  Two Committees share the administration of the 1996 Option Plan. The Stock Option Committee, consisting of Mr. Dahan, Mr. Galvin and Ms. Salem, has authority to grant stock options to employees other than directors and executive officers, establish the exercise price and other terms for those stock options and otherwise administer and make decisions with respect to those stock options. The Compensation Committee, which consists of Messrs. Benatar and Sawyer, fulfills those same duties with respect to executive officers as well as directors who are employed by the Company.

  The members of the Compensation Committee are not eligible to participate in the 1996 Option Plan which they are administering, except pursuant to the formula option grant program for non-employee directors under the 1996 Option Plan, which is described above under "Certain Information Regarding Executive Officers and Directors--Director Compensation." The Compensation Committee consists of "disinterested persons" as defined in Rule 16b-3 under the Exchange Act. The members of the Stock Option Committee are eligible to receive options only if granted by the Compensation Committee.

  The Board appoints the members of these Committees, fills vacancies on these Committees and has the power to replace members of these Committees with other eligible persons at any time.

ELIGIBILITY

  All employees (approximately 55 persons as of March 1, 1998) and directors of the Company are eligible to participate in the 1996 Option Plan. In addition, options may be granted under the 1996 Option Plan to advisors and consultants, but to date no options have been granted to any such persons.

EXERCISE PRICE

  The exercise price per share of any option granted under the 1996 Option Plan is set in each case by the respective Committee. For incentive stock options granted under the 1996 Option Plan, the exercise price must be at least 100% of the fair market value of the Common Stock on the date of grant (at least 110% for 10% stockholders). For nonqualified stock options granted under the 1996 Option Plan, the exercise price may be less than the fair market value per share of Common Stock on the date of grant. As of the close of business on March 20, 1998, the market value of the Common Stock was approximately $6.50 per share.

TERMS OF OPTIONS

  Options granted pursuant to either Plan generally expire on the tenth anniversary of the grant date, except for incentive stock options granted to 10% stockholders and nonemployee directors, which expire on the fifth anniversary of the date of grant.

EXERCISE OF OPTIONS

  Options granted pursuant to the 1996 Option Plan generally become exercisable in equal portions over a four-year period. Upon the exercise of an option, the optionee is required to make payment in full in cash or by check acceptable to the Company. Alternatively, under most circumstances, payment of the exercise price can be made by delivery of shares of Common Stock that have been held for at least six months. If permitted by the respective Committee, payment also may be made by withholding from the exercised option shares that number of shares that is equal in value to the exercise price.

NON-ASSIGNABILITY OF OPTIONS

  An option granted under the 1996 Option Plan is not transferable other than by will, the laws of descent and distribution, or a qualified domestic relations order. During the lifetime of an optionee, options may be exercised only by such optionee or his guardian or legal representative.

DEATH, DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT

  Following an optionee's termination of employment, options held by such person pursuant to the 1996 Option Plan are generally exercisable only with respect to the portions thereof in which the optionee is then vested. Under the 1996 Option Plan, upon termination of employment, options remain exercisable for 90 days, or twelve months if termination results from death or disability, but in any event not beyond the original option term.

CHANGE OF CONTROL

  Currently, option agreements relating to options granted under the 1996 Option Plan generally provide that in the event of a Change in Control or threatened Change in Control, the options become fully exercisable without regard to vesting requirements. The 1996 Option Plan provides that a Change in Control has occurred upon the occurrence of certain mergers, sales of assets, the filing of a Schedule 13D or 14D-1 indicating an accumulation of share ownership in excess of 20% and other specified events. The existence of a "threatened" Change of Control will be determined by the Board of Directors in its sole discretion.

RIGHTS AS A STOCKHOLDER; STATUS OF EMPLOYEE

  No person shall have any rights or privileges of a stockholder of the Company as to shares subject to an option granted pursuant to the 1996 Option Plan until such option is exercised in accordance with its terms. Furthermore, nothing in the 1996 Option Plan or any agreement entered into pursuant thereto, confers upon an optionee any right to continue in the employment of the Company.

TAX CONSEQUENCES

  The following is a brief summary of the principal federal income tax consequences of the grant and exercise of an option under the 1996 Option Plan and the subsequent disposition of Common Stock acquired upon such exercise. Under the 1996 Option Plan, at the time of grant the respective Committee designates each option either as an incentive stock option or a nonqualified stock option, with differing tax consequences to the optionee and to the Company for each type of option.

  Nonqualified Options. The grant of a nonqualified option will not result in any immediate tax consequence to the Company or the optionee. Upon exercise of a nonqualified option granted under the 1996 Option Plan, the amount by which the fair market value of the shares on the date of such exercise exceeds the option price will be taxed as ordinary income to the optionee, and the Company will generally be entitled to a deduction in an equal amount in the year the option is exercised. Such amount will not be an item of tax preference to an optionee.

  Upon the subsequent disposition of shares acquired upon the exercise of an option ("Option Stock"), an optionee may realize short-term or long-term capital gain or loss, assuming such shares of Option Stock constitute capital assets in an optionee's hands and depending upon the holding period of such shares of Option Stock, equal to the difference between the selling price and the tax basis of the shares of Option Stock sold. The tax basis for this purpose will equal the sum of the exercise price and the amount of ordinary income realized by the optionee as a result of such exercise.

  Incentive Options. Neither the grant nor the exercise of an incentive stock option will have any immediate tax consequences to the Company or the optionee. (However, in calculating income for purposes of computing an individual optionee's alternative minimum tax, the favorable tax treatment generally accorded incentive stock options is not applicable.)

  When an optionee sells Option Stock received upon the exercise of his incentive stock options, any amount he receives in excess of the option price will be taxed as a long-term capital gain at the maximum applicable tax rate (and any loss will be a long-term capital loss) if he has held his shares for at least two years from the date of granting the option to him and for at least one year after the issuance of such shares to him. If the shares are not held for more than two years from the date of granting the option to him or are not held for more than one year after the issuance of such shares, (i) ordinary income will be realized in the year of the disposition in an amount equal to the difference between the fair market value of the shares on the date the option was exercised and the option price, and (ii) either capital gain or loss will be recognized in an amount equal to the difference between the selling price and the fair market value of the shares on the date the option was exercised. If the selling price is less than the fair market value on the date the option is exercised, but more than the exercise price, (i) ordinary income equal to the difference between the exercise price and the fair market value on the date of exercise is recognized, and (ii) a capital loss equal to the difference between the fair market value on the date of exercise and the selling price results.

  The Company is not permitted to take a deduction for federal income tax purposes because of the granting or exercise of any incentive stock option, except to the extent that ordinary income may be realized by an optionee on the sale of option shares.

TERMINATION

  Incentive stock options may be granted under the 1996 Option Plan through December 20, 2006, unless the 1996 Option Plan is sooner terminated by the Board of Directors. Except as expressly contemplated by the terms of the 1996 Option Plan, no amendment, discontinuance or termination of the Plan will have any effect on options outstanding thereunder at the time of termination.

BOARD RECOMMENDATION

  The Board of Directors believes it is in the best interest of the Company to approve the proposed amendment to the 1996 Option Plan so that the Company will be able to continue to provide adequate incentives and to attract and retain the services of competent personnel. Therefore, the Board of Directors recommends the adoption of the proposed amendment to the stockholders of the Company.

  The affirmative vote of holders of a majority of the shares of Common Stock in attendance or represented by proxy and entitled to vote at the Stockholders Meeting is required for approval of the amendment.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT TO THE 1996 STOCK OPTION PLAN.

                             INDEPENDENT AUDITORS

  The Board of Directors has not yet selected an accounting firm to serve as its independent auditor for the fiscal year ending December 31, 1998. The Board of Directors and Audit Committee are contemplating a change in the independent auditor for fiscal 1998, but no final decision has been made on this issue. The firm of Habif, Arogeti & Wynne, P.C. has been the independent auditor for the Company since 1994, and has performed the audit for the fiscal year ended December 31, 1997. Representatives of Habif, Arogeti & Wynne, P.C. are expected to be present at the Stockholders Meeting. If present, these representatives will be available to respond to appropriate questions and will be given the opportunity to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

  Any stockholder's proposals intended to be presented at the Company's 1999 annual meeting of stockholders must be forwarded in writing and received at the principal executive offices of the Company no later than December 2, 1998, directed to the attention of the Secretary, in order to be considered for inclusion in the Company's proxy statement and form of proxy to be distributed by the Board in connection with such meeting.

                                 OTHER MATTERS

  As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Annual Meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the meeting, the persons named in the proxy will vote that proxy in accordance with their judgment.

                           EXPENSES OF SOLICITATION

  The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, employees of the Company may solicit proxies by telephone, in writing or in person. The Company may request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of stock held of record and will reimburse such persons for any reasonable expense in forwarding the material.

                         ANNUAL REPORT TO STOCKHOLDERS

  Copies of the 1997 Annual Report of the Company are being mailed to stockholders together with this Proxy Statement. Additional copies may be obtained from Ralph E. Walter, Chief Financial Officer, International CompuTex, Inc., 5500 Interstate North Parkway, Suite 507, Atlanta, Georgia 30328-4662.

                          ANNUAL REPORT ON FORM 10-K

  A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS BENEFICIALLY OR OF RECORD ON MARCH 12, 1998. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS, SHOULD THEY BE REQUESTED BY ELIGIBLE STOCKHOLDERS, AND THE COMPANY MAY IMPOSE A REASONABLE FEE FOR PROVIDING SUCH EXHIBITS. REQUESTS FOR COPIES SHOULD BE MAILED TO RALPH E. WALTER, CHIEF FINANCIAL OFFICER, INTERNATIONAL COMPUTEX, INC., 5500 INTERSTATE NORTH PARKWAY, SUITE 507, ATLANTA, GEORGIA 30328-4662.

                                          By Order of the Board of Directors,

                                          Haim E. Dahan
                                          Chief Executive Officer

Atlanta, Georgia
April 1, 1998

                         INTERNATIONAL COMPUTEX, INC.

               PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
                   ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                          APRIL 21, 1998 AT 4:30 P.M.
                            J.W. MARRIOTT AT LENOX
                             3300 LENOX ROAD, N.E.
                               ATLANTA, GEORGIA

                          FOR HOLDERS OF COMMON STOCK

        The undersigned hereby appoints Haim E. Dahan and Lawrence D. Duckworth, or either of them, attorneys and proxies, each with full power of substitution to vote, in the absence of the other, all Common Stock of INTERNATIONAL COMPUTEX, INC. held by the undersigned and entitled to vote at the Annual Meeting of Stockholders to be held on April 21, 1998 and at any adjournment or adjournments thereof, in the transaction of such business as may properly come before the meeting, and particularly the proposals stated below, all in accordance with and as more fully described in the accompanying Proxy Statement.

        It is understood that this proxy may be revoked at any time insofar as it has not been exercised and that the shares may be voted in person if the undersigned attends the meeting.

                 (Continued and to be signed on reverse side.)

                                [BACK OF CARD]

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOLLOWING
PROPOSALS:

1. Election of Directors. Six Directors to be elected.
   ---------------------

FOR all nominees listed at right (except as marked to the contrary below)  [ ]

WITHHOLD AUTHORITY for all nominees.  [ ]

INSTRUCTIONS: To withhold authority to vote for any individual nominee strike through that nominee's name at right.

                NOMINEES:
                          Leo Benatar
                          Haim E. Dahan
                          Lawrence D. Duckworth
                          Michael J. Galvin
                          Patricia Tuxbury Salem
                          Hugh E. Sawyer

Amendment to 1996 Stock Option Plan. To increase the base number of shares that
-----------------------------------
may be subject to options under that Plan from 500,000 shares to 900,000 shares.

        FOR              AGAINST              ABSTAIN
        [ ]                [ ]                  [ ]

THE SHARES OF COMMON STOCK REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER HEREON, OR IF NO DIRECTION IS GIVEN, THEY WILL BE VOTED FOR EACH OF THE ABOVE PROPOSALS. IN THEIR DISCRETION, THE PROXYHOLDERS ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

                                                   Dated:               , 1998.
------------------        ---------------------          ---------------
     Signature                          Signature if held jointly

IMPORTANT: Please sign this Proxy exactly as your name or names appear hereon. If shares are held jointly, signatures should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles.